NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 7, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 24, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Horizons ETF Trust I - Horizons S&P 500 Covered Call ETF and Global X Funds - Global X S&P 500 Covered Call ETF became effective December 24, 2018. Each holder of the Horizons S&P 500 Covered Call ETF will be entitled to recieve a number of shares of the Global X S&P 500 Covered Call ETF equal in value to the net asset value (NAV) of the shares of the Horizons S&P 500 Covered Call ETF. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 24, 2018.